Exhibit 99.1
NEOGENOMICS, INC.
PRESS RELEASE

FOR IMMEDIATE RELEASE

NeoGenomics Announces Changes to its Board of Directors

Ft. Myers, Florida – February 10, 2011 - NeoGenomics, Inc. (NASD OTC BB: NGNM), a leading provider of cancer-focused genetic testing services announced today that Kevin C. Johnson and Raymond R. Hipp have joined its Board of Directors.  Mr. Johnson’s appointment was effective October 28, 2010 and filled the vacancy created by the resignation of Mr. George O’Leary.   Mr. Hipp’s appointment was effective as of February 3, 2011 and filled the vacancy created by the resignation of Dr. Marvin Jaffe.

Mr. Johnson is Chairman of the Board of Aureon Biosciences, Inc. a medical technology company focused on determining likely paths for patients’ cancers.  He also serves on the Board of Precision Therapeutics, a diagnostics services company using a proprietary tumor cell-based platform to measure patient's tumor sensitivity and resistance to a range of therapeutic alternatives under consideration.  From May 1996 until January 2003, Mr. Johnson was Chairman, Chief Executive Officer and President of DIANON Systems, Inc., a publicly-traded cancer diagnostic services company providing anatomic pathology and molecular genetic testing services to physicians nationwide.  During that time, DIANON grew annual revenues from approximately $56 million in 1996 to approximately $200 million in 2002, and DIANON’s market capitalization grew from $45 million to approximately $600 million when it was sold to Laboratory Corporation of America (NYSE:  LH) in January of 2003.   Prior to joining DIANON in 1996, Mr. Johnson was employed by Quest Diagnostics and Quest’s predecessor, the Life Sciences Division of Corning, Incorporated, for 18 years, and held numerous management and executive level positions.

Mr. Hipp is a retired senior executive that has been involved in consulting work over the last few years involving mergers and acquisitions as well as being a member of a number of public company boards of directors.  From July 1998 until his retirement in June 2002, Mr. Hipp served as Chairman, President and CEO of Alternative Resources Corporation, a provider of information technology outsourcing services.  From August 1996 until May 1998, Mr. Hipp was the Chief Executive Officer of ITI Marketing Services, a provider of marketing services.  Prior to that, Mr. Hipp held senior executive positions with several other firms.  Mr. Hipp has a B.S. from Southeast Missouri State University.  Mr. Hipp is a director and serves on the audit committee for Gardner Denver, Inc. (NYSE: GDI), an industrial manufacturing company.  Mr. Hipp will also serve as our Audit Committee chairperson.

Douglas VanOort, Chairman and Chief Executive Officer, stated, “We are delighted to welcome Kevin Johnson and Ray Hipp to our Board.  Each of them brings a breadth of experience and valuable perspective to NeoGenomics as we meet the challenges and pursue the exciting opportunities ahead.  We are very pleased to have them join our team.   We would also like to recognize the many years of outstanding service that both Mr. O’Leary and Dr. Jaffe brought to our Board.  Mr. O’Leary served as a consultant and director for a six year period during which the company experienced rapid growth.  Dr. Jaffe served as a Director since 2007 and provided thoughtful counsel and keen medical insight.  We are deeply appreciative for their service as members of our Board of Directors.”

About NeoGenomics, Inc.

NeoGenomics, Inc. is a high-complexity CLIA–certified clinical laboratory that specializes in cancer genetics diagnostic testing, the fastest growing segment of the laboratory industry.  The company’s testing services include cytogenetics, fluorescence in-situ hybridization (FISH), flow cytometry, morphology studies, anatomic pathology and molecular genetic testing.  Headquartered in Fort Myers, FL, NeoGenomics has labs in Nashville, TN, Irvine, CA and Fort Myers and services the needs of pathologists, oncologists, urologists, and hospitals throughout the United States. For additional information about NeoGenomics, visit http://www.neogenomics.com.

For more news and information on NeoGenomics, interested parties can also access additional investor relations material, including an investment profile and an equity research report, from Hawk Associates at http://www.hawkassociates.com or from the American Microcap Institute at http://www.americanmicrocapinstitute.com/ngnm/.

Forward Looking Statements

Except for historical information, all of the statements, expectations and assumptions contained in the foregoing are forward-looking statements.  These forward looking statements involve a number of risks and uncertainties that could cause actual future results to differ materially from those anticipated in the forward looking statements, Actual results could differ materially from such statements expressed or implied herein. Factors that might cause such a difference include, among others, the company’s ability to continue gaining new customers, offer new types of tests, and otherwise implement its business plan. As a result, this press release should be read in conjunction with the company's periodic filings with the SEC.

For further information, please contact:

NeoGenomics, Inc.	Hawk Associates, Inc.
Steven C. Jones	Ms. Julie Marshall
Director of Investor Relations	President
(239) 325-2001	(305)-451-1888
sjones@neogenomics.com	neogenomics@hawkassociates.com